Exhibit 99.1

January 25, 2017
MEDIA & INVESTOR CONTACT
Heather Worley, 214.932.6646
heather.worley@texascapitalbank.com

TEXAS CAPITAL BANCSHARES, INC. ANNOUNCES OPERATING RESULTS FOR 2016

DALLAS - January 25, 2017 - Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital Bank, announced earnings and operating results for the fourth quarter and full year of 2016.

“We are extremely pleased to finish 2016 with solid earnings and continued growth in loans, deposits and fee income. Our recent capital raise positions us to fully support potentially stronger growth by our clients in an environment that is expected to be more business-friendly," said Keith Cargill, CEO. "Continuing to attract and develop great talent and partnering with exceptional clients will drive future risk-appropriate assets and earnings growth, and solidify our outlook for a bright future as a leading organic-growth company."

•
Loans held for investment ("LHI"), excluding mortgage finance, increased 3% and total LHI decreased 1% on a linked quarter basis (increased 1% and decreased 1% on an average basis, respectively), growing 11% and 5%, respectively, from the fourth quarter of 2015.

•	Total mortgage finance loans, including MCA loans, decreased 3% on a linked quarter basis (increasing 4% on an average basis) and increased 8% from the fourth quarter of 2015.

•
Demand deposits decreased 9% and total deposits decreased 6% on a linked quarter basis (increasing 3% and 4% on an average basis, respectively), growing 25% and 13%, respectively, from the fourth quarter of 2015.

•	Net income increased 13% on a linked quarter basis and increased 39% from the fourth quarter of 2015.

•	EPS increased 10% on a linked quarter basis and increased 37% from the fourth quarter of 2015.

FINANCIAL SUMMARY
(dollars and shares in thousands)

	2016	2015	% Change
ANNUAL OPERATING RESULTS
Net income	$155,119	$144,854	7%
Net income available to common stockholders	$145,369	$135,104	8%
Diluted EPS	$3.11	$2.91	7%
Diluted shares	46,766	46,438	1%
ROA	0.74%	0.79%
ROE	9.27%	9.65%

QUARTERLY OPERATING RESULTS
Net income	$48,386	$34,753	39%
Net income available to common stockholders	$45,949	$32,316	42%
Diluted EPS	$0.96	$0.70	37%
Diluted shares	47,760	46,480	3%
ROA	0.85%	0.72%
ROE	10.82%	8.82%

BALANCE SHEET
Loans held for sale (MCA)	$968,929	$86,075	N/M
LHI, mortgage finance	4,497,338	4,966,276	(9)%
LHI	13,001,011	11,745,674	11%
Total LHI	17,498,349	16,711,950	5%
Total assets	21,697,134	18,903,821	15%
Demand deposits	7,994,201	6,386,911	25%
Total deposits	17,016,831	15,084,619	13%
Stockholders’ equity	2,009,557	1,623,533	24%
Tangible book value per share	$37.17	$31.69	17%

DETAILED FINANCIALS
Texas Capital Bancshares, Inc. reported net income of $155.1 million and net income available to common stockholders of $145.4 million for the year ended December 31, 2016, compared to net income of $144.9 million and net income available to common stockholders of $135.1 million for the year ended December 31, 2015. For the fourth quarter of 2016, net income was $48.4 million and net income available to common stockholders was $45.9 million, compared to net income of $34.8 million and net income available to common stockholders of $32.3 million for the same period in 2015. On a fully diluted basis, earnings per common share were $3.11 for the year ended December 31, 2016 compared to $2.91 for the same period in 2015. Diluted earnings per common share were $0.96 for the quarter ended December 31, 2016 compared to $0.70 for the same period of 2015. The increase reflects the $13.6 million year over year increase in net income offset by the $0.02 per share dilutive effect of the fourth quarter 2016 offering of 3.45 million common shares for net proceeds of $236.4 million.

Return on average common equity (“ROE”) was 9.27 percent and return on average assets ("ROA") was 0.74 percent for the year ended December 31, 2016, compared to 9.65 percent and 0.79 percent, respectively, for the year ended December 31, 2015. ROE was 10.82 percent and ROA was 0.85 percent for the fourth quarter of 2016, compared to 10.20 percent and 0.78 percent, respectively, for the third quarter of 2016 and 8.82 percent and 0.72 percent, respectively, for the fourth quarter of 2015. The linked quarter increase in quarter-to-date ROE for the fourth quarter of 2016 resulted from a 59% linked quarter decrease in the provision for credit losses for the fourth quarter of 2016. The year-over-year increase in quarter-to-date ROE for the fourth quarter of 2016 resulted from an increase in net interest income and a lower provision for credit losses for the fourth quarter of 2016. ROA remains low as a result of higher liquidity assets. The linked quarter and year-over-year increases in quarter-to-date ROA for the fourth quarter of 2016 resulted from increases in net revenue and the decreased provision for credit losses. Average liquidity assets for the fourth quarter of 2016 totaled $4.1 billion, including $3.8 billion in deposits at the Federal Reserve Bank of Dallas, which had an average yield of 54 basis points, compared to $3.1 billion for the fourth quarter of 2015, which had an average yield of 27 basis points.

Net interest income was $171.2 million for the fourth quarter of 2016, compared to $166.7 million for the third quarter of 2016 and $142.2 million for the fourth quarter of 2015. Net interest margin for the fourth quarter of 2016 was 3.11% percent, a 3 basis point decrease from the third quarter of 2016 and a 10 basis point increase from the fourth quarter of 2015. The linked quarter decrease in net interest margin is due primarily to the increase in liquidity assets as well as growth in interest bearing deposits with higher funding costs, partially offset by higher yields on loans. The year-over-year increase in net interest margin is due primarily to growth in total LHI with higher yields.

Average LHI, excluding mortgage finance loans, for the year ended December 31, 2016 were $12.4 billion, an increase of $1.3 billion, or 11 percent, from 2015. Average LHI, excluding mortgage finance loans, for the fourth quarter of 2016 were $12.7 billion, an increase of $110.3 million, or 1 percent, from the third quarter of 2016 and an increase of $1.0 billion, or 9 percent, from the fourth quarter of 2015. Average mortgage finance loans for the year ended December 31, 2016 were $4.3 billion, an increase of $300.4 million, or 8 percent, from 2015. Average mortgage finance loans for the fourth quarter of 2016 were $4.4 billion, a decrease of $287.3 million, or 6 percent, from the third quarter of 2016 and an increase of $702.5 million, or 19 percent, from the fourth quarter of 2015. Average mortgage participations sold for the year ended December 31, 2016 were $726.3 million, an increase of $316.9 million, or 77 percent, from the same period of 2015. Average mortgage participations sold for the fourth quarter of 2016 were $991.7 million, an increase of $108.7 million, or 12 percent, from the third quarter of 2016 and an increase of $598.9 million, or 152 percent, from the fourth quarter of 2015. Average loans held for sale ("LHS") generated from our Mortgage Correspondent Aggregation ("MCA") business increased to $416.3 million for the year ended December 31, 2016 from $6.4 million for 2015. Average LHS increased to $944.5 million for the fourth quarter of 2016, an increase of $513.6 million from the third quarter of 2016 and an increase of $919.8 million from the fourth quarter of 2015 as we continue to gain traction in that business.

Average total deposits for the year ended December 31, 2016 were $17.2 billion, an increase of $2.5 billion, or 17 percent, from 2015. Average total deposits for the fourth quarter of 2016 increased $766.1 million from the third quarter of 2016 and increased $2.8 billion from the fourth quarter of 2015. Average demand deposits for the year ended December 31, 2016 were $8.1 billion, an increase of $1.7 billion, or 26 percent, from 2015. Average demand deposits for the fourth quarter of 2016 increased $280.0 million, or 3 percent, to $9.1 billion from $8.8 billion from the third quarter of 2016, and increased $2.4 billion, or 35 percent, from $6.8 billion during the fourth quarter of 2015.

We recorded a $9.0 million provision for credit losses for the fourth quarter of 2016 compared to $22.0 million for the third quarter of 2016 and $14.0 million for the fourth quarter of 2015. The provision for the fourth quarter of 2016 was driven by the application of our methodology. The linked quarter decrease was primarily related to a meaningful decrease in criticized loans. The combined allowance for credit losses at December 31, 2016 decreased to 1.38 percent of LHI excluding mortgage finance loans compared to 1.51 percent at September 30, 2016 and 1.28 percent at December 31, 2015. The year-over-year increase of $29.4 million (20%) in the combined allowance for credit losses resulted from increases in the provision for credit losses primarily related to energy as well as continuing loan growth in 2016. In management’s opinion, the allowance is appropriate and is derived from consistent application of the methodology for establishing reserves for Texas Capital Bank’s loan portfolio.

We experienced a slight decrease in non-performing assets in the fourth quarter of 2016 on a linked quarter basis, keeping the ratio of total non-performing assets to total LHI plus other real estate owned (“OREO”) at 1.07 percent compared 1.07 percent for the third quarter of 2016 and decreasing from 1.08 percent for the fourth quarter of 2015. Net charge-offs for the fourth quarter of 2016 were $20.8 million compared to $7.4 million for the third quarter of 2016 and $2.0 million for the fourth quarter of 2015. The linked quarter and year-over-year increase in net charge-offs resulted from realizing losses for which reserves had been provided in previous quarters. For the fourth quarter of 2016, net charge-offs related to energy loans were $16.3 million compared to $1.8 million for the third quarter of 2016 and none for the fourth quarter of 2015. For the fourth quarter of 2016, net charge-offs were 0.48 percent of total LHI, compared to 0.17 percent for the third quarter of 2016 and 0.05 percent for the same period in 2015. At December 31, 2016, total OREO was $19.0 million compared to $19.0 million at September 30, 2016 and $278,000 at December 31, 2015. The year-over-year increase was due to the foreclosure of a commercial property during the first quarter of 2016.

Non-interest income increased $7.5 million, or 66 percent, during the fourth quarter of 2016 compared to the same period of 2015, and increased $2.1 million, or 13 percent, compared to the third quarter of 2016. The year-over-year increase primarily related to an increase in brokered loan fees and other non-interest income. Brokered loan fees increased $3.0 million during the fourth quarter of 2016 compared to the same period of 2015 as a result of an increase in mortgage finance and LHS volumes. Other non-interest income increased $4.2 million compared to the fourth quarter of 2015, $3.1 million of which relates to increases in gain on sale of LHS and servicing fee income related to our MCA business. The linked-quarter increase in non-interest income primarily related to a $2.7 million, or 72 percent, increase in other non-interest income. This increase relates to increased gain on sale of LHS and servicing fee income, which had a combined linked quarter increase of $1.4 million from the third quarter of 2016 as a result of increasing volumes in our MCA business.

Non-interest expense for the fourth quarter of 2016 increased $19.5 million, or 22 percent, compared to the fourth quarter of 2015, and increased $11.7 million, or 12 percent, compared to the third quarter of 2016. The year-over-year increase is primarily related to a $16.1 million increase in salaries and employee benefits expense which was due to general business growth, as well as an increase in stock compensation expense as a result of increases in the market prices of our common stock. FDIC insurance assessment expense for the fourth quarter of 2016 increased $1.8 million compared to the same quarter in 2015 as a result of the increase in total assets from December 31, 2015 to December 31, 2016.

Stockholders’ equity increased by 24 percent from $1.6 billion at December 31, 2015 to $2.0 billion at December 31, 2016, primarily due to retention of net income and proceeds from the fourth quarter 2016 common stock offering. Texas Capital Bank is well capitalized under regulatory guidelines. At December 31, 2016, our ratio of tangible common equity to total tangible assets was 8.5 percent.

ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P SmallCap 600®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and entrepreneurs. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.

This news release may be deemed to include forward-looking statements which are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. A number of factors, many of which are beyond our control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the credit quality of our loan portfolio, general economic conditions in the United States and in our markets, including the continued impact on our customers from declines and volatility in oil and gas prices, rates of default or loan losses, volatility in the mortgage industry, the success or failure of our business strategies, future financial performance, future growth and earnings, the appropriateness of our allowance for loan losses and provision for credit losses, the impact of increased regulatory requirements and legislative changes on our business, increased competition, interest rate risk, the success or failure of new lines of business and new product or service offerings and the impact of new technologies. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission. The information contained in this release speaks only as of its date. We are under no obligation, and expressly disclaim such obligation, to update, alter or revise our forward-looking statements, whether as a result of new information, future events, or otherwise.

TEXAS CAPITAL BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(Dollars in thousands except per share data)
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2016	2016	2016	2016	2015
CONSOLIDATED STATEMENTS OF INCOME
Interest income	$188,671	$182,492	$172,442	$159,803	$154,820
Interest expense	17,448	15,753	15,373	15,020	12,632
Net interest income	171,223	166,739	157,069	144,783	142,188
Provision for credit losses	9,000	22,000	16,000	30,000	14,000
Net interest income after provision for credit losses	162,223	144,739	141,069	114,783	128,188
Non-interest income	18,835	16,716	13,932	11,297	11,320
Non-interest expense	106,523	94,799	94,255	86,820	87,042
Income before income taxes	74,535	66,656	60,746	39,260	52,466
Income tax expense	26,149	23,931	21,866	14,132	17,713
Net income	48,386	42,725	38,880	25,128	34,753
Preferred stock dividends	2,437	2,438	2,437	2,438	2,437
Net income available to common stockholders	$45,949	$40,287	$36,443	$22,690	$32,316

Diluted EPS	$0.96	$0.87	$0.78	$0.49	$0.70
Diluted shares	47,759,548	46,509,683	46,438,132	46,354,378	46,479,845
CONSOLIDATED BALANCE SHEET DATA
Total assets	$21,697,134	$22,216,388	$21,080,994	$20,210,893	$18,903,821
LHI	13,001,011	12,662,394	12,502,513	12,059,849	11,745,674
LHI, mortgage finance	4,497,338	4,961,159	5,260,027	4,981,304	4,966,276
Loans held for sale, at fair value	968,929	648,684	221,347	94,702	86,075
Liquidity assets(1)	2,725,645	3,471,074	2,624,170	2,644,418	1,681,374
Securities	24,874	26,356	27,372	28,461	29,992
Demand deposits	7,994,201	8,789,740	7,984,208	7,455,107	6,386,911
Total deposits	17,016,831	18,145,123	16,703,565	16,298,847	15,084,619
Other borrowings	2,109,575	1,751,420	2,115,445	1,704,859	1,643,051
Subordinated notes	281,044	280,954	280,863	280,773	280,682
Long-term debt	113,406	113,406	113,406	113,406	113,406
Stockholders’ equity	2,009,557	1,725,782	1,684,735	1,647,088	1,623,533

End of period shares outstanding	49,503,662	46,009,495	45,952,911	45,902,489	45,873,807
Book value	$37.56	$34.25	$33.40	$32.61	$32.12
Tangible book value(2)	$37.17	$33.82	$32.97	$32.18	$31.69
SELECTED FINANCIAL RATIOS
Net interest margin	3.11%	3.14%	3.18%	3.13%	3.01%
Return on average assets	0.85%	0.78%	0.77%	0.53%	0.72%
Return on average common equity	10.82%	10.20%	9.65%	6.13%	8.82%
Non-interest income to earning assets	0.34%	0.32%	0.28%	0.24%	0.24%
Efficiency ratio(3)	56.0%	51.7%	55.1%	55.6%	56.7%
Non-interest expense to earning assets	1.93%	1.79%	1.91%	1.88%	1.84%
Tangible common equity to total tangible assets(4)	8.5%	7.0%	7.2%	7.3%	7.7%
Common Equity Tier 1	9.0%	7.6%	7.4%	7.5%	7.5%
Tier 1 capital	10.2%	8.8%	8.6%	8.8%	8.8%
Total capital	12.5%	11.1%	10.9%	11.1%	11.1%
Leverage	9.3%	8.4%	8.7%	9.1%	8.9%

(1)	Liquidity assets include Federal funds sold and deposits in other banks.

(2)	Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end.

(3)	Non-interest expense divided by the sum of net interest income and non-interest income.

(4)
Stockholders’ equity excluding preferred stock and accumulated other comprehensive income less goodwill and intangibles divided by total assets less accumulated other comprehensive income and goodwill and intangibles.

TEXAS CAPITAL BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	December 31, 2016	December 31, 2015	% Change
Assets
Cash and due from banks	$113,707	$109,496	4%
Interest-bearing deposits	2,700,645	1,626,374	66%
Federal funds sold and securities purchased under resale agreements	25,000	55,000	(55)%
Securities, available-for-sale	24,874	29,992	(17)%
Loans held for sale, at fair value	968,929	86,075	N/M
LHI, mortgage finance	4,497,338	4,966,276	(9)%
LHI (net of unearned income)	13,001,011	11,745,674	11%
Less: Allowance for loan losses	168,126	141,111	19%
LHI, net	17,330,223	16,570,839	5%
Mortgage servicing rights, net	28,536	423	100%
Premises and equipment, net	19,775	23,561	(16)%
Accrued interest receivable and other assets	465,933	382,101	22%
Goodwill and intangibles, net	19,512	19,960	(2)%
Total assets	$21,697,134	$18,903,821	15%

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$7,994,201	$6,386,911	25%
Interest bearing	9,022,630	8,697,708	4%
Total deposits	17,016,831	15,084,619	13%

Accrued interest payable	5,498	5,097	8%
Other liabilities	161,223	153,433	5%
Federal funds purchased and repurchase agreements	109,575	143,051	(23)%
Other borrowings	2,000,000	1,500,000	33%
Subordinated notes, net	281,044	280,682	—
Trust preferred subordinated debentures	113,406	113,406	—
Total liabilities	19,687,577	17,280,288	14%

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation value:
Authorized shares - 10,000,000
Issued shares - 6,000,000 shares issued at December 31, 2016 and 2015	150,000	150,000	−
Common stock, $.01 par value:
Authorized shares - 100,000,000
Issued shares - 49,504,079 and 45,874,224 at December 31, 2016 and 2015, respectively	495	459	8%
Additional paid-in capital	955,468	714,546	34%
Retained earnings	903,187	757,818	19%
Treasury stock (shares at cost: 417 at December 31, 2016 and 2015)	(8)	(8)	—
Accumulated other comprehensive income, net of taxes	415	718	(42)%
Total stockholders’ equity	2,009,557	1,623,533	24%
Total liabilities and stockholders’ equity	$21,697,134	$18,903,821	15%

TEXAS CAPITAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands except per share data)
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Interest income
Interest and fees on loans	$182,909	$152,200	$684,582	$594,729
Securities	228	275	967	1,254
Federal funds sold	338	255	1,547	682
Deposits in other banks	5,196	2,090	16,312	6,293
Total interest income	188,671	154,820	703,408	602,958
Interest expense
Deposits	10,432	7,068	37,175	24,578
Federal funds purchased	156	67	518	284
Repurchase agreements	1	5	9	19
Other borrowings	1,862	642	6,119	2,232
Subordinated notes	4,191	4,191	16,764	16,764
Trust preferred subordinated debentures	806	659	3,009	2,551
Total interest expense	17,448	12,632	63,594	46,428
Net interest income	171,223	142,188	639,814	556,530
Provision for credit losses	9,000	14,000	77,000	53,250
Net interest income after provision for credit losses	162,223	128,188	562,814	503,280
Non-interest income
Service charges on deposit accounts	2,940	1,984	10,341	8,323
Trust fee income	1,244	1,313	4,268	5,022
Bank owned life insurance (BOLI) income	481	567	2,073	2,011
Brokered loan fees	7,249	4,267	25,339	18,661
Swap fees	536	1,000	2,866	4,275
Other	6,385	2,189	15,893	9,446
Total non-interest income	18,835	11,320	60,780	47,738
Non-interest expense
Salaries and employee benefits	66,081	49,999	228,985	192,610
Net occupancy expense	5,937	5,809	23,221	23,182
Marketing	4,617	4,349	17,303	16,491
Legal and professional	6,443	6,974	23,326	22,150
Communications and technology	6,334	5,520	25,562	21,425
FDIC insurance assessment	6,573	4,741	24,440	17,231
Allowance and other carrying costs for OREO	59	6	824	22
Other	10,479	9,644	38,736	33,412
Total non-interest expense	106,523	87,042	382,397	326,523
Income before income taxes	74,535	52,466	241,197	224,495
Income tax expense	26,149	17,713	86,078	79,641
Net income	48,386	34,753	155,119	144,854
Preferred stock dividends	2,437	2,437	9,750	9,750
Net income available to common stockholders	$45,949	$32,316	$145,369	$135,104

Basic earnings per common share	$0.97	$0.70	$3.14	$2.95
Diluted earnings per common share	$0.96	$0.70	$3.11	$2.91

TEXAS CAPITAL BANCSHARES, INC.
SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2016	2016	2016	2016	2015
Allowance for loan losses:
Beginning balance	$180,436	$167,397	$162,510	$141,111	$130,540
Loans charged-off:
Commercial	22,326	9,945	15,791	8,496	4,976
Real estate	—	—	528	—	43
Consumer	7	40	—	—	—
Leases	—	—	—	—	—
Total charge-offs	22,333	9,985	16,319	8,496	5,019
Recoveries:
Commercial	1,535	2,495	4,294	1,040	2,846
Real estate	27	15	13	8	5
Construction	—	—	34	—	3
Consumer	5	5	4	7	154
Leases	6	26	—	45	11
Total recoveries	1,573	2,541	4,345	1,100	3,019
Net charge-offs	20,760	7,444	11,974	7,396	2,000
Provision for loan losses	8,450	20,483	16,861	28,795	12,571
Ending balance	$168,126	$180,436	$167,397	$162,510	$141,111

Allowance for off-balance sheet credit losses:
Beginning balance	$10,872	$9,355	$10,216	$9,011	$7,582
Provision for off-balance sheet credit losses	550	1,517	(861)	1,205	1,429
Ending balance	$11,422	$10,872	$9,355	$10,216	$9,011

Total allowance for credit losses	$179,548	$191,308	$176,752	$172,726	$150,122

Total provision for credit losses	$9,000	$22,000	$16,000	$30,000	$14,000

Allowance for loan losses to LHI	0.96%	1.02%	0.94%	0.95%	0.84%
Allowance for loan losses to LHI excluding mortgage finance loans(2)	1.29%	1.42%	1.34%	1.35%	1.20%
Allowance for loan losses to average LHI	0.98%	1.05%	1.00%	1.04%	0.92%
Allowance for loan losses to average LHI excluding mortgage finance loans(2)	1.32%	1.43%	1.36%	1.36%	1.21%
Net charge-offs to average LHI(1)	0.48%	0.17%	0.29%	0.19%	0.05%
Net charge-offs to average LHI excluding mortgage finance loans(1)(2)	0.65%	0.24%	0.39%	0.25%	0.07%
Net charge-offs to average LHI for last twelve months(1)	0.29%	0.18%	0.15%	0.10%	0.07%
Net charge-offs to average LHI, excluding mortgage finance loans, for last twelve months(1)(2)	0.38%	0.24%	0.20%	0.14%	0.10%
Total provision for credit losses to average LHI(1)	0.21%	0.51%	0.39%	0.77%	0.36%
Total provision for credit losses to average LHI excluding mortgage finance loans(1)(2)	0.28%	0.70%	0.52%	1.01%	0.47%
Combined allowance for credit losses to LHI	1.03%	1.09%	1.00%	1.01%	0.90%
Combined allowance for credit losses to LHI, excluding mortgage finance loans(2)	1.38%	1.51%	1.41%	1.43%	1.28%

Non-performing assets (NPAs):
Non-accrual loans	$167,791	$169,113	$165,429	$173,156	$179,788
Other real estate owned (OREO)	18,961	19,009	18,727	17,585	278
Total	$186,752	$188,122	$184,156	$190,741	$180,066

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2016	2016	2016	2016	2015

Non-accrual loans to LHI	0.96%	0.96%	0.93%	1.02%	1.08%
Non-accrual loans to LHI excluding mortgage finance loans(2)	1.29%	1.34%	1.32%	1.44%	1.53%
Total NPAs to LHI plus OREO	1.07%	1.07%	1.04%	1.12%	1.08%
Total NPAs to LHI excluding mortgage finance loans plus OREO(2)	1.43%	1.48%	1.47%	1.58%	1.53%
Total NPAs to earning assets	0.89%	0.87%	0.90%	0.97%	0.99%
Allowance for loan losses to non-accrual loans	1.0x	1.1x	1.0x	0.9x	0.8x

Restructured loans	$—	$—	$249	$249	$249
Loans past due 90 days and still accruing(3)	$10,729	$9,706	$7,743	$10,100	$7,013

Loans past due 90 days to LHI	0.06%	0.06%	0.04%	0.06%	0.04%
Loans past due 90 days to LHI excluding mortgage finance loans(2)	0.08%	0.08%	0.06%	0.08%	0.06%

(1)	Interim period ratios are annualized.

(2)
The indicated ratios are presented with and excluding the mortgage finance loans because the risk profile of our mortgage finance loans is different than our other loans held for investment. No provision for credit losses is allocated to these loans based on the internal risk grade assigned.

(3)
At December 31, 2016, loans past due 90 days and still accruing includes premium finance loans of $6.8 million. These loans are primarily secured by obligations of insurance carriers to refund premiums on cancelled insurance policies. The refund of premiums from the insurance carriers can take 180 days or longer from the cancellation date.

TEXAS CAPITAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2016	2016	2016	2016	2015
Interest income
Interest and fees on loans	$182,909	$177,724	$168,064	$155,885	$152,200
Securities	228	232	246	261	275
Federal funds sold	338	455	382	372	255
Deposits in other banks	5,196	4,081	3,750	3,285	2,090
Total interest income	188,671	182,492	172,442	159,803	154,820
Interest expense
Deposits	10,432	8,950	8,971	8,822	7,068
Federal funds purchased	156	126	110	126	67
Repurchase agreements	1	3	2	3	5
Other borrowings	1,862	1,730	1,365	1,162	642
Subordinated notes	4,191	4,191	4,191	4,191	4,191
Trust preferred subordinated debentures	806	753	734	716	659
Total interest expense	17,448	15,753	15,373	15,020	12,632
Net interest income	171,223	166,739	157,069	144,783	142,188
Provision for credit losses	9,000	22,000	16,000	30,000	14,000
Net interest income after provision for credit losses	162,223	144,739	141,069	114,783	128,188
Non-interest income
Service charges on deposit accounts	2,940	2,880	2,411	2,110	1,984
Trust fee income	1,244	1,113	1,098	813	1,313
Bank owned life insurance (BOLI) income	481	520	536	536	567
Brokered loan fees	7,249	7,581	5,864	4,645	4,267
Swap fees	536	918	1,105	307	1,000
Other	6,385	3,704	2,918	2,886	2,189
Total non-interest income	18,835	16,716	13,932	11,297	11,320
Non-interest expense
Salaries and employee benefits	66,081	56,722	54,810	51,372	49,999
Net occupancy expense	5,937	5,634	5,838	5,812	5,809
Marketing	4,617	4,292	4,486	3,908	4,349
Legal and professional	6,443	5,333	6,226	5,324	6,974
Communications and technology	6,334	6,620	6,391	6,217	5,520
FDIC insurance assessment	6,573	6,355	6,043	5,469	4,741
Allowance and other carrying costs for OREO	59	269	260	236	6
Other	10,479	9,574	10,201	8,482	9,644
Total non-interest expense	106,523	94,799	94,255	86,820	87,042
Income before income taxes	74,535	66,656	60,746	39,260	52,466
Income tax expense	26,149	23,931	21,866	14,132	17,713
Net income	48,386	42,725	38,880	25,128	34,753
Preferred stock dividends	2,437	2,438	2,437	2,438	2,437
Net income available to common shareholders	$45,949	$40,287	$36,443	$22,690	$32,316

TEXAS CAPITAL BANCSHARES, INC.
QUARTERLY FINANCIAL SUMMARY - UNAUDITED
Consolidated Daily Average Balances, Average Yields and Rates
(Dollars in thousands)
	4th Quarter 2016			3rd Quarter 2016			2nd Quarter 2016			1st Quarter 2016			4th Quarter 2015
	Average Balance	Revenue/ Expense (1)	Yield/ Rate	Average Balance	Revenue/ Expense (1)	Yield/ Rate	Average Balance	Revenue/ Expense (1)	Yield/ Rate	Average Balance	Revenue/ Expense (1)	Yield/ Rate	Average Balance	Revenue/ Expense (1)	Yield/ Rate
Assets
Securities - Taxable	$25,008	$221	3.53%	$26,051	$228	3.47%	$27,097	$240	3.57%	$28,343	$254	3.60%	$29,973	$267	3.53%
Securities - Non-taxable(2)	531	9	6.37%	564	8	5.82%	564	8	5.87%	759	11	5.70%	829	12	5.74%
Federal funds sold and securities purchased under resale agreements	254,008	338	0.53%	369,215	455	0.49%	312,832	382	0.49%	304,425	372	0.49%	375,181	255	0.27%
Interest-bearing deposits in other banks	3,812,076	5,197	0.54%	3,192,141	4,080	0.51%	2,871,295	3,750	0.53%	2,649,164	3,285	0.50%	3,081,882	2,090	0.27%
Loans held for sale, at fair value	944,484	7,903	3.33%	430,869	3,662	3.38%	157,898	1,350	3.44%	126,084	1,094	3.49%	24,658	237	3.81%
LHI, mortgage finance loans	4,371,475	35,081	3.19%	4,658,804	36,655	3.13%	4,412,091	33,974	3.10%	3,724,513	29,037	3.14%	3,669,022	27,846	3.01%
LHI	12,701,868	140,130	4.39%	12,591,561	137,407	4.34%	12,276,272	132,740	4.35%	11,910,788	125,754	4.25%	11,693,464	124,117	4.21%
Less allowance for loan losses	180,727	—	—	168,086	—	—	164,316	—	—	141,125	—	—	130,822	—	—
LHI, net of allowance	16,892,616	175,211	4.13%	17,082,279	174,062	4.05%	16,524,047	166,714	4.06%	15,494,176	154,791	4.02%	15,231,664	151,963	3.96%
Total earning assets	21,928,723	188,879	3.43%	21,101,119	182,495	3.44%	19,893,733	172,444	3.49%	18,602,951	159,807	3.46%	18,744,187	154,824	3.28%
Cash and other assets	595,671			588,440			544,737			506,025			499,712
Total assets	$22,524,394			$21,689,559			$20,438,470			$19,108,976			$19,243,899
Liabilities and Stockholders’ Equity
Transaction deposits	$2,281,240	$2,129	0.37%	$2,301,362	$1,960	0.34%	$2,207,726	$1,749	0.32%	$2,004,817	$1,381	0.28%	$2,150,740	$950	0.18%
Savings deposits	6,711,083	7,592	0.45%	6,177,681	6,228	0.40%	6,388,133	6,494	0.41%	6,335,425	6,714	0.43%	6,316,191	5,370	0.34%
Time deposits	474,548	711	0.60%	501,701	763	0.61%	486,610	727	0.60%	509,762	727	0.57%	539,421	748	0.55%
Deposits in foreign branches	—	—	—%	—	—	—%	—	—	—%	—	—	—%	—	—	—%
Total interest bearing deposits	9,466,871	10,432	0.44%	8,980,744	8,951	0.40%	9,082,469	8,970	0.40%	8,850,004	8,822	0.40%	9,006,352	7,068	0.31%
Other borrowings	1,553,010	2,017	0.52%	1,607,613	1,860	0.46%	1,411,387	1,476	0.42%	1,346,998	1,292	0.39%	1,327,087	714	0.21%
Subordinated notes	280,985	4,191	5.93%	280,895	4,191	5.94%	280,805	4,191	6.00%	280,713	4,191	6.00%	280,622	4,191	5.93%
Trust preferred subordinated debentures	113,406	806	2.83%	113,406	752	2.64%	113,406	735	2.61%	113,406	716	2.54%	113,406	659	2.31%
Total interest bearing liabilities	11,414,272	17,446	0.61%	10,982,658	15,754	0.57%	10,888,067	15,372	0.57%	10,591,121	15,021	0.57%	10,727,467	12,632	0.47%
Demand deposits	9,129,668			8,849,725			7,767,693			6,730,586			6,755,615
Other liabilities	141,153			135,141			113,927			148,418			157,425
Stockholders’ equity	1,839,301			1,722,035			1,668,783			1,638,851			1,603,392
Total liabilities and stockholders’ equity	$22,524,394			$21,689,559			$20,438,470			$19,108,976			$19,243,899
Net interest income(2)		$171,433			$166,741			$157,072			$144,786			$142,192
Net interest margin			3.11%			3.14%			3.18%			3.13%			3.01%

(1)	The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(2)	Taxable equivalent rates used where applicable.